SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2005

(Date of Report)

(Date of Earliest Event Reported)

Central European Distribution Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24341	54-1865271
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (610) 660-7817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2005, we and our wholly-owned subsidiary, Carey Agri International Poland Sp. z o.o., entered into a definitive Share Sale Agreement (“Share Sale Agreement”) with Rémy Cointreau S.A. (“Rémy Cointreau”), Botapol Management B.V., an indirect subsidiary of Rémy Cointreau (“Botapol Management”), and Takirra Investment Corporation N.V. (“Takirra”, together with Rémy Cointreau and Botapol Management, the “Sellers”), whereby we agreed to acquire 100% of the outstanding capital stock of Botapol Holding B.V. (the “Botapol Shares”), which owns 100% of the outstanding capital stock of Bols Sp. z o.o. (“Bols”), Poland’s third largest distiller, and Hillcroft Sp. z o.o. (the “Bols Acquisition”).

Pursuant to the Share Sale Agreement, we agreed to pay to the Sellers a total of $270.0 million as aggregate consideration for the Botapol Shares, of which $5.0 million will be paid in cash to Botapol Management (the “Botapol Payment”), and the remaining $265.0 million will be paid in a combination of cash and shares of our common stock. We have the option of paying between 45% and 55% of the $265.0 million consideration in cash with the remainder payable in shares of our common stock (the “Consideration Shares”), provided that the number of shares that we issue is less than 20% of our total outstanding shares at the time of issuance. If the number of shares of our common stock outstanding at the time of issuance of the Consideration Shares is the same as the total number of shares of our common stock outstanding on June 20, 2005, we may issue a maximum of 3,371,544 shares of our common stock to the Sellers. In that case, the amount of the total cash consideration, including the Botapol Payment, would be $147,882,676. The Botapol Payment is subject to reimbursement based on an agreed share calculation formula as more fully set forth in the Share Sale Agreement. In addition, if the weighted average of the closing price per share of our common stock over the four weeks immediately preceding the first anniversary of the closing of the Bols Acquisition (“Market Value”) is below $32.59 per share, we will pay to the Sellers an additional amount in cash equal to the difference between (A) the total value of the Consideration Shares assuming a price per share of $32.59 and (B) the total value of the Consideration Shares if the price per share were such Market Value.

Under the Share Sale Agreement, Rémy Cointreau and Takirra each have the right to designate one member of our board of directors so long as each owns at least 50% of the original number of shares of our common stock issued to it at the closing of the Bols Acquisition. The Bols Acquisition is subject to the approval of the Office for Protection of Competition and Consumers of the Republic of Poland and other customary conditions.

The foregoing description of the Share Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Sale Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this current report by reference. A copy of our press release announcing the transaction is attached hereto as Exhibit 99.1.

We have agreed to enter into additional agreements with the Sellers or their affiliates on the date of the closing of the Bols Acquisition, including a registration rights agreement, a trademark license agreement, a distribution agreement and a tax indemnity agreement. The form of each of these agreements, which remain subject to completion, are set out as schedules to the Share Sale Agreement. As contemplated by the form of registration rights agreement, attached hereto as Exhibit 10.1, we will grant certain registration rights to Botapol Management and Takirra for the shares of our common stock issued to them and such shares will be subject to a one-year lock-up period. Under the form of trademark license, attached hereto as Exhibit 10.2, a Rémy Cointreau affiliate will grant a perpetual, exclusive, royalty-free, assignable and sub-licensable license to us to use certain trademarks for vodka products in Poland and Russia and to use the name “Bols” as the corporate name for Bols. As contemplated by the form of distribution agreement, attached hereto as Exhibit 10.3, we will act as the exclusive importer and distributor in Poland for the promotion and sales of certain brands owned by Rémy Cointreau. As contemplated by the form of tax indemnity agreement, attached hereto as Exhibit 10.4, the Sellers covenant to indemnify us for certain potential tax liabilities related to Bols and the Bols Acquisition.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	2.1	Share Sale Agreement, dated June 27, 2005, by and among Rémy Cointreau S.A., Botapol Management B.V., Takirra Investment Corporation N.B., Central European Distribution Corporation and Carey Agri International Poland Sp. z o.o.

	10.1	Form of Registration Rights Agreement

	10.2	Form of Trade Mark Licence

	10.3	Form of Distribution Agreement

	10.4	Form of Deed of Tax Covenant

	99.1	Press release, dated June 27, 2005, titled “Central European Distribution Corporation Signs Definitive Stock Purchase Agreement With Rémy Cointreau and Takirra Investment Corp. to Acquire Bols Sp. z o.o., Poland’s Third Largest Distiller”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2005	Central European Distribution Corporation

	By:	/s/ James Archbold
	Name:	James Archbold
	Its:	Secretary